United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:	Media
Erin DiPietro
(412) 433-6845
Investors/Analysts
Dan Lesnak
(412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION REPORTS
2009 SECOND QUARTER RESULTS

•	Net loss of $392 million, or $2.92 per share

•	Shipments of 2.9 million tons, a decrease of 9 percent from first quarter 2009

•	Net sales of $2.1 billion, a decrease of 23 percent from first quarter 2009

•	Year to date cash flow from operations of $361 million

•	Maintained strong liquidity position with $1.95 billion of cash and $3.1 billion of total liquidity

PITTSBURGH, July 28, 2009 – United States Steel Corporation (NYSE: X) reported a second quarter 2009 net loss of $392 million, or $2.92 per diluted share, compared to a net loss of $439 million, or $3.78 per diluted share, in the first quarter of 2009 and net income of $668 million, or $5.65 per diluted share, in the second quarter of 2008.

Earnings Highlights

(Dollars in millions except per share data)	2Q 2009	1Q 2009	2Q 2008
Net sales	$2,127	$2,750	$6,744

Segment (loss) income from operations
Flat-rolled	$(362)	$(422)	$468
U. S. Steel Europe	(53)	(159)	298
Tubular	(88)	127	177
Other Businesses	(7)	(3)	16
Total segment (loss) income from operations	$(510)	$(457)	$959
Retiree benefit (expenses) income	(34)	(32)	1
Other items not allocated to segments	79	11	(6)
(Loss) income from operations	$(465)	$(478)	$954

Net interest and other financial costs	9	71	25
Income tax (benefit) provision	(82)	(110)	255

Net (loss) income attributable to United States Steel Corporation	$(392)	$(439)	$668
- Per basic share	$(2.92)	$(3.78)	$5.69
- Per diluted share	$(2.92)	$(3.78)	$5.65

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, “Our second quarter operating loss was in line with the first quarter as our order book and operating rates remained at very low levels, spot market prices declined and we continued to incur carrying costs for our idled facilities.”

The company reported a second quarter loss from operations of $465 million, compared to a loss of $478 million in the first quarter of 2009 and income from operations of $954 million in the second quarter last year.

Other items not allocated to segments in the second quarter of 2009 consisted of pre-tax income of $45 million from the reversal of a litigation reserve as a result of a favorable court ruling and $34 million associated with the recovery of federal excise taxes that were paid on coal export sales during 1990 to 1992.  These items increased net income by $49 million, or 36 cents per diluted share.  Other items not allocated to segments in the first quarter of 2009 increased net income by $7 million, or 6 cents per diluted share.  Other items not allocated to segments in the second quarter of 2008 reduced net income by $4 million, or 3 cents per diluted share.

Net interest and other financial costs in the second quarter of 2009 included a foreign currency gain that increased net income by $41 million, or 31 cents per diluted share, due to the remeasurement of an $824 million U.S. dollar-denominated intercompany loan to a European affiliate and related euro-U.S. dollar derivatives activity.  This compares to a foreign currency loss that decreased net income by $28 million, or 24 cents per diluted share, in the first quarter of 2009 and an immaterial amount for these items in the second quarter of 2008.

The effective tax benefit rate of 19 percent for the first six months of 2009 is lower than the statutory rate because losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets, do not generate a tax benefit for accounting purposes.

During the second quarter of 2009, U. S. Steel raised $1.5 billion through common stock and senior convertible notes offerings, repaid $655 million of term loans due in 2010 and 2012 and amended our revolving credit facility to eliminate certain financial covenants and provide lenders a security interest in domestic inventory.  We ended the second quarter with total liquidity of $3.1 billion.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance.  U. S. Steel’s reportable segments and Other Businesses reported a segment loss from operations of $510 million, or $173 per ton, in the second quarter of 2009, compared with a loss of $457 million, or $142 per ton, in the first quarter of 2009 and income of $959 million, or $136 per ton, in the second quarter of 2008.  The lower overall results as compared to first quarter 2009 reflect significantly lower Tubular results which more than offset the changes in Flat-rolled and U. S. Steel Europe (USSE).  The results for the second quarter of 2009 included lower of cost or market related adjustments totaling approximately $100 million primarily at U. S. Steel Canada (USSC), USSE and Texas Operations, compared to $65 million in the first quarter of 2009.  These adjustments reflect the significant decrease in flat-rolled and tubular selling prices in recent quarters.

The second quarter 2009 Flat-rolled loss from operations was less than the first quarter despite the extremely low capability utilization rate of 32 percent.  The change was primarily due to the non-recurrence of accruals recorded in the first quarter for estimated future layoff benefits and for losses on excess natural gas forward purchase contracts, as well as reductions in spending and labor, partially offset by lower average realized prices, additional lower of cost or market inventory charges and reduced shipments.  Second quarter results reflected continuing employee and other costs for idled facilities totaling approximately $285 million, compared to $230 million in the first quarter of 2009 as our Lake Erie Works was idled for the entire quarter and we idled additional iron ore capacity.

Second quarter 2009 results for USSE improved significantly compared to the first quarter primarily due to lower raw material costs, sales of emissions allowances and lower inventory write-downs.  These items were partially offset by lower average realized prices.

Tubular results continue to reflect the impacts of lower oil and gas exploration and production activity, high inventory levels and the surge of unfairly traded and subsidized product from China.  Tubular reported an operating loss in the second quarter of 2009 compared to income in the first quarter mainly due to a decrease in shipments, lower average realized prices and second quarter lower of cost or market related write-downs.  These items were partially offset by the non-recurrence of accruals recorded in the first quarter for estimated future layoff benefits.  Second quarter results reflected continuing employee and other costs for idled facilities totaling approximately $25 million, compared to $20 million in the first quarter of 2009.

Outlook

Commenting on U. S. Steel’s outlook for the third quarter, Surma said, “While we anticipate an increase in our third quarter operating rates from the extremely low levels of last quarter, we expect each of our segments to report an operating loss in the third quarter due to continued low operating rates, idled facility carrying costs and lower average realized prices.  There are some signs that the destocking cycle has ended in the North American and Central European steel markets as increased customer orders across almost all industry segments have resulted in an extension of lead times.  We have begun to bring up idled facilities in line with customer demand and we have implemented price increases in our Flat-rolled and USSE segments in the third quarter.  Despite these signs of improvement, the outlook for overall demand remains uncertain and the timing and magnitude of sustained economic recovery remain difficult to forecast.”

For Flat-rolled, third quarter results are expected to decrease from the second quarter, reflecting lower index-based contract prices, which tend to lag the spot market, and increased shipments of lower margin semi-finished and hot-rolled product.  Raw steel capability utilization and shipments are expected to improve in line with increased customer orders as we restart raw materials and steelmaking operations.  However, the favorable effects of these items are expected to be offset by higher raw material and energy costs, as well as costs to restart idled facilities at our Granite City Works and several raw materials operations.  Consideration will be given to restarting other facilities if sustained customer demand supports higher production levels.  Also, we are currently negotiating with the United Steelworkers for a successor to the labor agreement covering our Lake Erie Works operations, which expires on July 31, 2009.

Third quarter results for USSE are expected to be in line with the second quarter.  Lower raw material and energy costs and higher spot market prices later in the quarter are expected to be offset by the non-recurrence of the gain on sales of emissions allowances and lower contract prices.  We have experienced a delay in the intended start up of our third blast furnace at U. S. Steel Košice, but it is expected to be operating in late September.  In the meantime, we are meeting our customers’ requirements with increased production at U. S. Steel Serbia.

Third quarter results for Tubular are expected to show some improvement compared to the second quarter mainly due to a slight increase in shipments as customers fill limited inventory needs for certain specialized products.  However, we expect an operating loss as we continue to incur idled facility carrying costs and shipments and average realized prices continue to be depressed by the inventory glut created by the surge of unfairly traded and subsidized product from China.

*****

This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices.  U. S. Steel has been, and we expect will continue to be, negatively impacted by the current global credit and economic problems.  U. S. Steel cannot control or predict the extent and timing of economic recovery.  When a recovery occurs, U. S. Steel will incur costs to restart idled facilities and to rebuild working capital, but we cannot accurately forecast the amount of such costs.  Other more normal factors that could affect market conditions, costs, shipments and prices for both North American operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas and electricity prices, usage and availability; raw materials and transportation prices and availability; international trade developments; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax, pension and other laws; the terms of collective bargaining agreements including any successor to the labor agreement covering our Lake Erie Works operations; employee strikes or other labor issues; power outages; and U.S. and global economic performance and political developments.  Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions and climate change.  Economic conditions and political factors in Europe and Canada that may affect USSE’s and USSC’s results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, government instability, political unrest, regulatory changes, export quotas, tariffs, and other protectionist measures.  In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent filings for U. S. Steel.

A Consolidated Statement of Operations (Unaudited), Consolidated Statement of Cash Flows (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on second quarter earnings on Tuesday, July 28, at 3 p.m. EDT.  To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on “Overview” under the “Investors” section.

For more information on U. S. Steel, visit its web site at www.ussteel.com.

-oOo-

UNITED STATES STEEL CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	Mar. 31	June 30	June 30
(Dollars in millions)	2009	2009	2008	2009	2008

NET SALES	$2,127	$2,750	$6,744	$4,877	$11,940

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	2,340	3,007	5,497	5,347	10,140
Selling, general and administrative expenses	154	143	171	297	313
Depreciation, depletion and amortization	159	158	159	317	315
Income from investees	10	21	(34)	31	(41)
Net gains on disposal of assets	(36)	(97)	(1)	(133)	(2)
Other income, net	(35)	(4)	(2)	(39)	(5)
Total operating expenses	2,592	3,228	5,790	5,820	10,720
(LOSS) INCOME FROM OPERATIONS	(465)	(478)	954	(943)	1,220
Net interest and other financial costs	9	71	25	80	(7)
(LOSS) INCOME BEFORE INCOME TAXES	(474)	(549)	929	(1,023)	1,227
Income tax (benefit) provision	(82)	(110)	255	(192)	313
Net (loss) income	(392)	(439)	674	(831)	914
Less: Net income attributable to the noncontrolling interests	-	-	6	-	11
NET (LOSS) INCOME ATTRIBUTABLE TO UNITED STATES STEEL CORPORATION	$(392)	$(439)	$668	$(831)	$903

COMMON STOCK DATA:
Net income per share:
- Basic	$(2.92)	$(3.78)	$5.69	$(6.63)	$7.68
- Diluted	$(2.92)	$(3.78)	$5.65	$(6.63)	$7.64

Weighted average shares, in thousands
- Basic	134,634	116,103	117,507	125,420	117,551
- Diluted	134,634	116,103	118,217	125,420	118,190
Dividends paid per common share	$.05	$.30	$.25	$.35	$.50

UNITED STATES STEEL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30
(Dollars in millions)	2009	2008

Cash provided from operating activities:
Net (loss) income	$(831)	$914
Depreciation, depletion and amortization	317	315
Pensions and other postretirement benefits	1	(216)
Deferred income taxes	(248)	97
Net gains on disposal of assets	(133)	(2)
Changes in: Current receivables	1,028	(1,053)
Inventories	718	(292)
Current accounts payable and accrued expenses	(532)	798
Bank checks outstanding	(1)	(5)
Other operating activities	42	(93)
Total	361	463
Cash used in investing activities:
Capital expenditures	(206)	(299)
Capital expenditures – variable interest entities	(93)	(41)
Disposal of assets	339	7
Other investing activities	(55)	(17)
Total	(15)	(350)
Cash (used in) provided from financing activities:
Issuance of long-term debt	839	-
Repayment of long-term debt	(667)	(36)
Common stock issued	666	11
Common stock repurchased	-	(85)
Dividends paid	(42)	(59)
Other financing activities	90	34
Total	886	(135)
Effect of exchange rate changes on cash	(6)	12
Net increase (decrease) in cash and cash equivalents	1,226	(10)
Cash at beginning of the year	724	401
Cash at end of the period	$1,950	$391

UNITED STATES STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	June 30	Dec. 31
(Dollars in millions)	2009	2008

Cash and cash equivalents	$1,950	$724
Receivables, net	1,257	2,288
Inventories	1,781	2,492
Other current assets	470	228
Total current assets	5,458	5,732
Property, plant and equipment, net	6,740	6,676
Investments and long-term receivables, net	630	695
Goodwill and intangible assets, net	1,927	1,891
Other assets	982	1,093
Total assets	$15,737	$16,087
Accounts payable	$1,073	$1,483
Payroll and benefits payable	787	967
Short-term debt and current maturities of long-term debt	18	81
Other current liabilities	271	247
Total current liabilities	2,149	2,778
Long-term debt, less unamortized discount	3,333	3,064
Employee benefits	4,720	4,767
Other long-term liabilities	406	419
United States Steel Corporation stockholders’ equity	4,873	4,895
Noncontrolling interests	256	164
Total liabilities and stockholders’ equity	$15,737	$16,087

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	Mar. 31	June 30	June 30
(Dollars in millions)	2009	2009	2008	2009	2008

(LOSS) INCOME FROM OPERATIONS
Flat-rolled (a)	$(362)	$(422)	$468	$(784)	$565
U. S. Steel Europe	(53)	(159)	298	(212)	459
Tubular	(88)	127	177	39	228
Other Businesses (a)	(7)	(3)	16	(10)	34
Segment (Loss) Income from Operations	(510)	(457)	959	(967)	1,286
Retiree benefit expenses	(34)	(32)	1	(66)	2
Other items not allocated to segments:
Litigation reserve	45	-	-	45	(45)
Federal excise tax refund	34	-	-	34	-
Net gain on sale of assets	-	97	-	97	-
Workforce reduction charges	-	(86)	-	(86)	-
Flat-rolled inventory transition effects	-	-	(6)	-	(23)
Total (Loss) Income from Operations	$(465)	$(478)	$954	$(943)	$1,220

CAPITAL EXPENDITURES (b)
Flat-rolled (a)	$65	$98	$126	$163	$201
U. S. Steel Europe	18	10	49	28	81
Tubular	3	3	5	6	9
Other Businesses (a)	2	7	5	9	8
Total	$88	$118	$185	$206	$299

____________

(a)
Effective with the fourth quarter of 2008, the operating results of our iron ore operations, which were previously included in Other Businesses, are included in the Flat-rolled segment.  Prior periods have been restated to reflect this change.

(b)	Excludes capital spending by variable interest entities, which is not funded by U. S. Steel.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Six Months Ended
	June 30	Mar. 31	June 30	June 30
	2009	2009	2008	2009	2008

OPERATING STATISTICS
Average realized price:($/net ton) (a)
Flat-rolled	677	715	777	697	713
U. S. Steel Europe	602	672	986	634	890
Tubular	1,526	2,353	1,690	2,100	1,508
Steel Shipments: (a)(b)
Flat-rolled	1,815	2,123	4,849	3,938	9,550
U. S. Steel Europe	1,035	897	1,696	1,932	3,334
Tubular	92	207	500	299	933
Total Steel Shipments	2,942	3,227	7,045	6,169	13,817
Intersegment Shipments: (b)
Flat-rolled to Tubular	34	88	472	122	917
Raw Steel-Production: (b)
Flat-rolled	1,964	2,279	5,614	4,243	11,172
U. S. Steel Europe	1,059	999	1,925	2,058	3,833
Raw Steel-Capability Utilization: (c)
Flat-rolled	32.4%	38.0%	92.7%	35.2%	92.2%
U. S. Steel Europe	57.4%	54.8%	104.3%	56.1%	103.9%

____________

(a)	Excludes intersegment shipments.
(b)	Thousands of net tons.
(c)	Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.